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EXHIBIT 2.9


                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                            DATED AS OF MAY 24, 2007

                                      AMONG

                           FOREST ALASKA HOLDING LLC,

                                   AS SELLER;

                          FOREST ALASKA OPERATING LLC,

                                 AS THE COMPANY;

                             FOREST OIL CORPORATION

         (FOR PURPOSES OF SECTIONS 7.6, 7.14, 10.1 AND ARTICLE XII ONLY)

                                       AND

                          PACIFIC ENERGY RESOURCES LTD.

                                    AS BUYER


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                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

ARTICLE I      DEFINITIONS.....................................................1
ARTICLE II     EFFECTIVE DATE; CLOSING.........................................7
     2.1   Effective Date; Closing.............................................7
     2.2   Proceedings at Closing..............................................8
ARTICLE III    SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CONSIDERATION........8
     3.1   Sale and Purchase of Membership Interests...........................8
     3.2   Amount and Form of Consideration....................................8
     3.3   Payment of Consideration............................................8
     3.4   Price Adjustments...................................................8
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY....9
     4.1   Organization and Power..............................................9
     4.2   Authorizations; Execution and Validity.............................10
     4.3   Capitalization. ...................................................10
     4.4   Financial Statements; Other Financial Data.........................10
     4.5   Consents...........................................................11
     4.6   No Defaults or Conflicts...........................................11
     4.7   Agreements, Contracts and Commitments..............................11
     4.8   Litigation.........................................................12
     4.9   Taxes..............................................................12
     4.10  Fees...............................................................13
     4.11  Absence of Certain Changes or Events...............................13
     4.12  Compliance with Laws...............................................14
     4.13  Transactions with Related Parties..................................14
     4.14  Books and Records..................................................14
     4.15  Information Furnished..............................................14
     4.16  Directors and Officers.............................................14
     4.17  Bank Accounts......................................................14
     4.18  Owned Real Property................................................15
     4.19  Leased Real Property...............................................15
     4.20  Intentionally left blank...........................................15
     4.21  Title to Oil and Gas Properties....................................15
     4.22  Environmental Matters..............................................16
     4.23  Bonding Matters....................................................17
     4.24  Insurance..........................................................17
     4.25  ERISA..............................................................17
     4.26  Condition of Assets................................................17
     4.27  Lease Operating Expenses...........................................17
     4.28  Hedging Transactions...............................................17
     4.29  Prepayment Premium; Total Company Debt.............................18
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF SELLER.......................18
     5.1   Organization and Good Standing.....................................18
     5.2   Authorization of Agreement.........................................18


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                                                                            Page
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     5.3   Conflicts, Consents of Third Parties ..............................18
     5.4   Brokers ...........................................................19
     5.5   Litigation.........................................................19
     5.6   Ownership of Membership Interests..................................19
     5.7   Tax Status.........................................................19
     5.8   Marketable Title...................................................19
ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF BUYER........................19
     6.1   Organization and Good Standing.....................................19
     6.2   Authorization of Agreement.........................................20
     6.3   Conflicts, Consents of Third Parties...............................20
     6.4   No Default.........................................................20
     6.5   Litigation.........................................................20
     6.6   Investment Intent..................................................20
     6.7   Disclosure of Information..........................................20
     6.8   Funding Commitments................................................21
     6.9   Brokers ...........................................................21
ARTICLE VII    ADDITIONAL AGREEMENTS..........................................21
     7.1   Further Actions....................................................21
     7.2   Conduct of Business Pending Closing................................21
     7.3   Title Defects......................................................22
     7.4   Environmental Defects..............................................24
     7.5   Gas Imbalances.....................................................25
     7.6   Access to Information..............................................26
     7.7   Regulatory Approvals...............................................26
     7.8   Agreement to Defend................................................26
     7.9   Other Actions......................................................26
     7.10  LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND
           WARRANTIES OF THE COMPANY AND SELLER...............................26
     7.11  Change of Company Name.............................................27
     7.12  Account Signatories................................................27
     7.13  Cooperation with Financing.........................................27
     7.14  Hedge Assumption...................................................28
ARTICLE VIII   CONDITIONS TO CLOSING..........................................28
     8.1   Buyer's Conditions.................................................28
     8.2   Seller's Conditions................................................29
ARTICLE IX     DELIVERIES AT CLOSING..........................................29
     9.1   Deliveries by Seller to Buyer......................................29
     9.2   Deliveries by Buyer to Seller and the Company......................30
ARTICLE X      TRANSITION OPERATIONS..........................................31
     10.1  Transition Operations..............................................31
ARTICLE XI     TERMINATION....................................................31
     11.1  Termination........................................................31
     11.2  Effect of Termination .............................................32


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                                                                            Page
                                                                            ----

ARTICLE XII    INDEMNIFICATION................................................32
     12.1   Seller and FOC Indemnification....................................32
     12.2   Buyer Indemnification.............................................32
     12.3   Indemnification Procedures........................................32
     12.4   Limits on Indemnification.........................................33
ARTICLE XIII   TAXES..........................................................34
     13.1   Sales and Use Taxes; Property Taxes...............................34
     13.2   Tax Proceedings...................................................35
     13.3   Real and Personal Property Taxes..................................35
     13.4   Property Tax Reporting............................................35
     13.5   Production Taxes..................................................35
     13.6   Income Taxes......................................................36
     13.7   Purchase Price Allocation.........................................36
ARTICLE XIV    GENERAL........................................................36
     14.1   Governing Law; Choice of Forum....................................36
     14.2   Amendments........................................................36
     14.3   Waivers ..........................................................36
     14.4   Notices...........................................................36
     14.5   Successors and Assigns, Parties in Interest.......................37
     14.6   Severability......................................................37
     14.7   Entire Agreement .................................................37
     14.8   Schedules ........................................................38
     14.9   Remedies .........................................................38
     14.10  Expenses..........................................................38
     14.11  Release of Information; Confidentiality...........................38
     14.12  Certain Construction Rules........................................38
     14.13  Counterparts......................................................39


                                      -iii-

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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This Membership Interest Purchase Agreement dated as of May 24, 2007 (the "Agreement") is entered into by and among Pacific Energy Resources Ltd., a Delaware corporation ("Buyer"), Forest Alaska Operating LLC, a Delaware limited liability company (the "Company"), Forest Alaska Holding LLC, a Delaware limited liability company ("Seller"), and, for purposes of Sections 7.6, 7.14, 10.1 and
Article XII only, Forest Oil Corporation, a New York corporation ("FOC") pertaining to the purchase and sale of 100% of the membership interests of the Company.

     WHEREAS, the Seller owns all the outstanding membership interests (the "Membership Interests") of the Company; and

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of the Membership Interests on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement:

     "Affiliate" means, as to any Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person.

     "Aggregate Title Defect Value" has the meaning specified in Section 7.3(d).

     "Aggregate Environmental Defect Value" has the meaning specified in Section 7.4(c).

     "Agreement" has the meaning specified in the preamble hereof.


     "Allocated Values" means the allocation of values of the Oil and Gas Properties included in the Ownership Interests set forth on Exhibit "A-2" attached hereto. The Allocated Values for each Oil and Gas Property has been agreed to by Buyer and Seller and represents a good faith allocation of value of the Oil and Gas Properties.

     "Base Purchase Price" has the meaning specified in Section 3.2.

     "Basket Amount" has the meaning specified in Section 11.4(a).

     "Buyer" has the meaning specified in the preamble hereof.


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     "CERCLA" has the meaning specified in the definition of "Environmental
Laws."

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

     "Closing" has the meaning specified in Section 2.1.

     "Closing Date" has the meaning specified in Section 2.1.

     "Closing Date Amounts" means the aggregate of the amounts set forth in Subsections 3.3(a)(i), (ii) and (iii).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning specified in the preamble hereof.

     "Company Debt" means (a) all indebtedness of the Company for the repayment of borrowed money, whether or not represented by bonds, debentures, notes or similar instruments, all accrued and unpaid interest thereon, and, solely with respect to the Credit Agreement, all unpaid premiums, prepayment penalties, fees and other amounts; (b) all other indebtedness of the Company evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon, including intercompany debt; and (c) all obligations of the Company as lessee under capital leases as determined in accordance with GAAP.

     "Company's Senior Lender" means Credit Suisse.

     "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Forest Oil Corporation and Buyer dated March 8, 2007.

     "Contract" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy or commitment, whether written or oral.

     "Credit Agreement" means the First Lien Credit Agreement and the Second Lien Credit Agreement, each dated as of December 8, 2006 (together with all ancillary agreements) by and among the Company, as Borrower, the Company's Senior Lender, and certain other financial institutions, as Lenders (as amended and supplemented as of the date hereof).

     "Defensible Title" means such right, title and interest that is (a) with respect to Ownership Interests of record, evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to give the Company and Buyer, through its ownership of the Membership Interests, the right to enjoy the benefits of possession of the Ownership Interests reflected on Exhibit "A", and, with respect to Ownership Interests not yet earned under a farmout agreement, if any, is described in and subject to a farmout agreement containing terms and provisions reasonably consistent with terms and provisions used in the domestic oil and gas business and under which there exists no default by the Company and
(b) subject to Permitted Liens, free and clear of all Liens, claims, infringements, and other burdens.


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     "DGCL" means the Delaware General Corporation Law.

     "Effective Date" has the meaning specified in Section 2.1.

     "Environmental Defect" has the meaning specified in Section 7.4(b).

     "Environmental Law" means any Law of any Governmental Authority whose purpose is to conserve or protect human health, the environment, wildlife or natural resources, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and Title 18 of the Alaska Administrative Code.

     "Financial Statements" has the meaning specified in Section 4.4.

     "FOC" has the meaning specified in the preamble hereof.

     "GAAP" means accounting principles generally accepted in the United States of America, as in effect from time to time and applied on a consistent basis.

     "Governmental Authority" means any federal, state, provincial, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, courts or tribunals

     "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended; or (c) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof.

     "Hedging Transaction" means any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities.

     "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

     "Income Taxes" means all taxes, assessments, levies or other charges, including any interest, penalties and additions thereto which are imposed upon a Party (whether disputed or not), and

     i. which are based or assessed upon a Party's capital, income or receipts, including, without limitation, federal, state, local or foreign income, franchise and gross receipts Taxes assessed by a Governmental Authority (but only to the extent the same are assessed upon income or receipts), and


                                       3

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     ii. any payroll taxes, capital taxes or withholding taxes, or any other taxes, assessments, levies or other charges which are imposed by a Governmental Authority other than Property Taxes.

     "Indemnified Party" has the meaning specified in Section 12.3(a).

     "Indemnifying Party" has the meaning specified in Section 12.3(a).

     "Injunction" means a temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, an order of a Governmental Entity having jurisdiction over any Party hereto, or any legal restraint or prohibition.

     "Knowledge", with respect to any entity, means knowledge of such entity's executive officers, after reasonable investigation.

     "Lands" has the meaning specified in the definition of "Oil and Gas Properties."

     "Law" means any federal, state, provincial, municipal, local or foreign law, statute, rule, rule, writ, order, decree, ordinance, code or regulation.

     "Leases" has the meaning specified the definition of "Oil and Gas Properties."

     "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), litigation, investigation, complaint, claim or governmental proceeding.

     "Lien" means any lien, pledge, mortgage, deed of trust, security interest, attachment, right of first refusal, option, easement, covenant, encroachment, or any other adverse claim whatsoever.

     "Litigation" means the Legal Proceedings, Orders and Official Actions listed on Schedule 4.8.

     "Losses" has the meaning specified in Section 12.1.

     "Material Adverse Effect" means:

     (i) As to Buyer, any breach of Buyer's representations and warranties, which individually or in the aggregate with other breaches would materially impair Buyer's ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

     (ii) As to Seller, any breach of Seller's representations and warranties, which individually or in the aggregate with other breaches would materially impair Seller's ability to consummate the transactions contemplated by this Agreement or prevent the consummation of any of the transactions contemplated hereby.

     (iii) As to the Company, (A) any breach of the Company's representations and warranties which individually or in the aggregate with other breaches, would result in a


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     decrease in the Company's value by an amount greater or equal to five percent (5%) of the Purchase Price, or (B) any change in its financial condition or results of operations which has or would, with the passage of time, result in a decrease in the Company's value by an amount greater or equal to five percent (5%) of the Purchase Price; provided, however, that any effect, direct or indirect, occasioned by a decline in the price of crude oil or natural gas, whether in global, national or local markets shall be excluded from any Material Adverse Effect calculation hereunder.

     "Material Contracts" has the meaning specified in Section 4.7.

     "Membership Interests" has the meaning specified in the preamble hereof.

     "Notification Deadline" has the meaning specified in Section 7.3(a).

     "Official Action" shall mean any domestic or foreign decision, order, writ, injunction, decree, judgment, award or any determination, both as presently existing and effective or presently existing and as may become effective in the future, by any court, administrative body, or other tribunal.

     "Oil and Gas Properties" means all right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to: (i) oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profit interests, mineral fee interests, carried interests and other properties and interests (the "Leases") and the lands covered thereby ("Land(s)") and any and all oil, gas, water or injection wells thereon or applicable thereto (the "Wells"); (ii) any pools or units which include all or a part of any Land or include any Well (the "Units") and including without limitation all right, title and interest in production from any such Unit, whether such Unit production comes from wells located on or off of the Lands, and all tenements, hereditaments and appurtenances belonging to, used or useful in connection with the Leases, Lands and Units; (iii) interests under or derived from all contracts, agreements and instruments applicable to or by which such properties are bound or created, to the extent applicable to such properties, including, but not limited to, operating agreements, gathering agreements, marketing agreements (including commodity swap, collar and/or similar derivative agreements), transportation agreements, processing agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, and farmin and farmout agreements; (iv) easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use to the extent applicable to such properties; and (v) equipment, machinery, fixtures and other tangible personal property and improvements located on or used or obtained in connection with such properties. Attached hereto as Exhibit "A" is a description of the Oil and Gas Properties. The respective "net revenue interest" and "working interest" of the Company in the Oil and Gas Properties described on Exhibit "A" (the "Ownership Interests") shall be a part of the definition of "Oil and Gas Properties."

     "Order" means any order, judgment, Injunction, ruling, writ, award, decree, statute, law, ordinance, rule or regulation.


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     "Ownership Interests" has the meaning specified in the definition of "Oil and Gas Properties."

     "Party" mean Seller, the Company, FOC, the Buyer or any permitted successor or assignee thereof.

     "Permit" means any permit, license, certificate (including a certificate of occupancy) registration, authorization, application, filing, notice, qualification, waiver of any of the foregoing or approval of a Governmental Authority.

     "Permitted Liens" means: (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, (b) operators' liens and statutory liens for labor and materials, where payment is not due (or that, if delinquent, are being contested in good faith); (c) operating agreements, unit agreements, unitization and pooling designations and declarations, gathering and transportation agreements, processing agreements, gas, oil and liquids purchase, sale and exchange agreements and other contracts, agreements and installments; (d) statutory or regulatory authority of governmental agencies; (e) easements, surface leases and rights, plat restrictions, pipelines, grazing, logging, canals, ditches, reservoirs, telephone lines, power lines, railways and similar encumbrances that have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the party, the operation of the Oil and Gas Properties or the receipt of production revenues from the Oil and Gas Properties affected thereby; (f) liens, charges, encumbrances and irregularities in the chain of title which, because of remoteness in or passage of time, statutory cure periods, marketable title acts or other similar reasons, have not materially affected or interrupted, and are not reasonably expected to materially affect or interrupt, the claimed ownership of the party, the operation of the Oil and Gas Properties or the receipt of production revenues from the Oil and Gas Properties affected thereby; and (g) other liens set forth in Schedule 4.21.

     "Person" means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.

     "Property Taxes" means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon the Oil and Gas Properties or other real and personal property owned by the Company, including, without limitation, ad valorem, property, documentary or stamp, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

     "Production Taxes" means all federal, state or local taxes, assessments, levies or other charges, which are imposed upon production from the Oil and Gas Properties, including, without limitation, excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such taxes, whether disputed or not.

     "Purchase Price" has the meaning specified in Section 3.2.

     "Real Property Leases" has the meaning specified in Section 4.19.

     "Related Party" means (i) any Affiliate of the Company or Seller.


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     "Schedule" means a disclosure schedule provided by Seller to Buyer pursuant to this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller" has the meaning specified in the preamble hereof.

     "Subsidiaries" means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (i) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Taxes" means, collectively, Income Taxes, Property Taxes and Production Taxes.

     "Tax Return" means any return, report, information statement, or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

     "Title Defect" has the meaning specified in Section 7.3(a).

     "Title Defect Value" means, with respect to each Title Defect, the reduction of the Allocated Value of the affected Ownership Interest as a result of such Title Defect as determined in Section 7.3.

     "Units" has the meaning specified in the definition of "Oil and Gas Properties".

     "Wells" has the meaning specified in the definition of "Oil and Gas Properties."

                                   ARTICLE II

                             EFFECTIVE DATE; CLOSING

     2.1 Effective Date; Closing. The effective date (for accounting purposes only) of the transactions contemplated hereby shall be at 7:00 a.m., Alaska Standard Time, on January 1, 2007 (the "Effective Date"). The Closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Seller, 707 Seventeenth St., Suite 3600, Denver, CO 80202 at 10:00 a.m., Mountain Standard Time, on the later of (i) two business days after satisfaction of all conditions to Closing (including agreement of the Parties on all Purchase Price adjustments pursuant to Section 3.4), or June 30, 2007 (the "Closing Date"). Notwithstanding any provision herein to the contrary, in no event shall the Closing occur later than July 31, 2007.


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     2.2 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                  ARTICLE III

            SALE AND PURCHASE OF MEMBERSHIP INTERESTS; CONSIDERATION

     3.1 Sale and Purchase of Membership Interests. On the Closing Date, subject to the terms and conditions set forth herein, the Seller will sell, transfer, convey, assign and deliver to Buyer, and Buyer will purchase from the Seller, the Membership Interests.

     3.2 Amount and Form of Consideration. The total purchase price to be paid by Buyer to Seller in consideration of the Membership Interests is FOUR HUNDRED TWENTY MILLION DOLLARS AND NO/CENTS (US$420,000,000.00) (the "Base Purchase Price"), subject to adjustment as provided in Section 3.4 (the Base Purchase Price, as so adjusted, is the "Purchase Price").

     3.3 Payment of Consideration.

          (a) In consideration of the sale, transfer, conveyance, assignment and delivery of the Membership Interests, Buyer will, subject to adjustment pursuant to Section 3.4 hereof:

               (i) Pay the Seller a performance deposit (the "Deposit") in the amount of FOUR MILLION TWO HUNDRED THOUSAND DOLLARS AND NO/CENTS (US$4,200,000.00) by wire transfer of immediately available funds upon the execution of this Agreement;

               (ii) pay the Seller an amount equal to the balance of the Purchase Price by wire transfer of immediately available funds on the Closing Date; and

          (b) The Purchase Price shall be paid by wire transfer of immediately available funds to Seller in accordance with the instructions of Seller delivered to Buyer not later than 48 hours prior to the Closing).

     3.4 Price Adjustments. The Base Purchase Price will be adjusted:

          (a) Upward by the amount of US$18,433,160 being consideration for the Company's working capital as at December 31, 2006;

          (b) downward as may be required in Section 7.3 or 7.4;

          (c) downward by the amount of the Deposit;


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          (d) downward by the amount of $380,000,000, being $375,000,000 in debt as reflected on the December 31, 2006 balance sheet plus the $5,000,000 put premium which arises upon the early termination of the Credit Agreement;

          (e) upward by the amount of any cash equity contribution to the Company by Seller or FOC between the date hereof and Closing, but solely to the extent such contribution (i) reduces the principal or the put premium under the Credit Agreement or (ii) is made pursuant to
          Section 7.02 of the First Lien Credit Agreement; and

          (f) upward or downward as may be required in Section 13.3.

     No later than ten days before Closing, Seller will deliver to Buyer a statement setting forth the Purchase Price as adjusted pursuant to this Section
3.4. Buyer shall have five days to review the statement and, if Buyer agrees with Seller's calculations, the Parties shall proceed to Closing as scheduled. If Buyer disagrees with Seller's calculations, the Parties shall negotiate in good faith for five days to resolve their differences. If the Parties still cannot agree after such five day period, they shall proceed to mediation with a mutually agreeable mediator. If they cannot agree on a mediator within five days, or if they are unable to reach agreement within ten days after selecting a mediator, Closing shall proceed with the Purchase Price adjusted per the adjustment demand of the Buyer. The allocated value of the adjusted assets subject to dispute, as set forth in Exhibit A-2, shall be placed by Buyer in an interest-bearing escrow account pending resolution of the dispute, and, following Closing, the Parties shall immediately refer the adjustment dispute to binding arbitration.

     Such arbitration shall be conducted in Houston, Texas under the auspices of the US Chamber of Commerce (the "Chamber"). It shall be conducted by a single arbitrator chosen by mutual agreement of the Parties. Should the Parties fail to reach agreement on an arbitrator, an arbitrator shall be chosen by the Chamber in accordance with their Rule of Arbitration; provided that such arbitrator shall be an expert in the valuation of oil & gas properties with at least 10 years of experience in the industry and may, but need not, be an attorney. The arbitration shall be conducted with the greatest possible haste. The award of the arbitrator shall be limited to an award to Seller of cash money, bounded by the initial claims of the Parties as to the proper value of the adjustments. Each Party shall bear its own costs, and the jointly incurred arbitration fees shall be split equally between the Parties.

     The foregoing arbitration clause shall apply only to disputes as to potential Purchase Price adjustments made under this Section 3.4.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

     The Seller and the Company hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

     4.1 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing to transact business in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The Company has heretofore delivered to Buyer complete and correct copies of its constituent documents, each as amended to date.

     4.2 Authorizations; Execution and Validity. The execution and delivery of this Agreement by the Company, the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby to be consummated by it, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary with respect thereto. This Agreement has been duly executed and delivered by the Company and, when duly and validly executed and delivered by Buyer and Seller, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability and by general principles of equity.

     4.3 Capitalization.

          (a) The authorized equity ownership of the Company consists solely of the Membership Interests, which are owned 100% of record and beneficially, free and clear of any Liens (other than Liens that shall be released at or prior to Closing) by Seller, and have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding options, subscriptions, warrants, calls, commitments, preemptive rights or other rights obligating the Company to issue or sell any Membership Interests or any securities convertible into or exercisable for any Membership Interests, or otherwise requiring Seller or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of Membership Interests or any rights to participate in the equity or net income of the Company. All of the issued Membership Interests of the Company were issued, and to the extent purchased or transferred, have been so purchased or transferred, in compliance with all applicable Laws, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any Seller.

          (b) The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital of or other equity interest in or has any other investment in or outstanding loans to any corporation, partnership or other entity or organization. There are no stockholders' agreements, voting trusts or other agreements or understandings to which Seller or the Company is a party or by which either is bound with respect to the transfer or voting of any Membership Interests.

     4.4 Financial Statements; Other Financial Data. Attached hereto on Schedule
4.4 are correct and complete copies of (i) the audited balance sheet of the Company as of December 31, 2006, together with the related audited statements of income and retained earnings and of cash flows for the period ended December 31, 2006 and (ii) the unaudited balance sheet of the Company as of March 31, 2007, together with the related unaudited statements of income and retained earnings and of cash flows for the quarter ended March 31, 2007 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company as of the dates indicated, and the results of its operations for the respective periods indicated. The Financial Statements have been prepared in conformity with GAAP.

     4.5 Consents. Schedule 4.5 sets forth the consents, authorizations and approvals that must be obtained or waived prior to the consummation or performance by the Company and Seller of the transactions contemplated by this Agreement; excluding, therefrom any consents, authorizations and approvals that the Buyer may be required to obtain in order to lawfully conduct business in Alaska generally and to operate the Oil and Gas Properties, specifically.

     4.6 No Defaults or Conflicts. Neither the execution and delivery by the Company of this Agreement nor the consummation or performance by the Company of the transactions contemplated by this Agreement to be consummated or performed by it (i) results or will result in any violation of its constituent documents;
(ii) subject to obtaining any required consent under the Credit Agreement, violates or conflicts with, or constitutes a breach of any of the terms or provisions of or a default under, or results in the creation or imposition of any Lien upon any property or asset of the Company, the trigger of any charge, payment or requirement of consent, or the acceleration or increase of the maturity of any payment date under: (A) any Contract or (B) any applicable Law or Order to which the Company or any of its respective properties is subject.

     4.7 Agreements, Contracts and Commitments. Except for the Leases or the Units, all of which are listed on Exhibit "A," the Company has listed in
Schedule 4.7 all leases, contracts, agreements and instruments to which it is a party as of the date hereof (i) which is an employment agreement between the Company, on the one hand, and its officers and employees, on the other hand,
(ii) which, upon Closing, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Buyer or the Company to any officer, director, consultant or employee of the Company, (iii) which involves payment by or to the Company of more than US$250,000 or extends for a term of six months or more, (iv) which expressly limits the ability of the Company to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to the Company, (v) which is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons, (vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) or (vii) which is a limited liability operating agreement or equity holder rights agreement or which otherwise provides for the issuance of any securities in respect of this Agreement (the "Material Contracts"). The Company has not breached, nor to the Company's or Seller's Knowledge is there any claim or any legal basis for a claim that the Company or any third party has breached, any of the terms or conditions of any Material

Contract, except where any such breach, whether considered individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

     4.8 Litigation. There are no Legal Proceedings pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its assets that are reasonably likely to have a Material Adverse Effect on the Company. The Company is not subject to any Order or Official Action. There are no Legal Proceedings pending against or, to the Company's or Seller's Knowledge, threatened in writing against, the Company that questions the validity or legality of any of this Agreement or any action taken or to be taken by the Company in connection herewith or therewith.

     4.9 Taxes.

          (a) Except as disclosed on Schedule 4.9:

               (i) There are no Liens for Taxes upon any of the properties or assets of the Company (except for Permitted Liens).

               (ii) No agreements relating to allocation or sharing of, or liability or indemnification for, Taxes exist between the Company and any other Person. Any internal tax allocation agreement shall terminate at the Closing.

               (iii) The Company is not a party to any arrangement, nor does it hold any Oil and Gas Property in an entity treated as a tax partnership for Tax purposes.

               (iv) Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon it.

               (v) To the Company's and Seller's knowledge, all tax returns filed by the Company for the taxable years ending in 2000 through 2006 constitute complete and accurate representations of their respective tax liabilities for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to their future tax liabilities, including the tax bases of its properties and assets.

               (v) The Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local or foreign taxes.

               (vi) No examination of the federal, state, local or foreign tax returns of the Company are currently in progress nor, to the Company's and Seller's knowledge, is any such examination threatened.

          (b) The Company is a disregarded entity for federal income tax purposes under Section 7701 of the Code.

     4.10 Fees. The Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Company or Buyer shall have liability following the Closing.

     4.11 Absence of Certain Changes or Events. Except as set forth on Schedule 4.11, as disclosed in the Financial Statements, since December 31, 2006, or otherwise where the Buyer has consented in writing, (i) the Company has conducted its business only in the ordinary course consistent with past practice in all material respects, and (ii) there has not been any transaction or occurrence by which the Company has:

          (a) suffered any Material Adverse Effect;

          (b) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its outstanding Membership Interest, or made any redemption, purchase or other acquisition of any of its equity securities;

          (c) other than the principal payment of US$625,000 made under the Credit Agreement on March 30, 2007 and payments that are within the scope of Section 3.4(e) above, cancelled or paid any Company Debt (in any amount) or waived any receivables, claims or rights in excess of US$100,000 individually or in the aggregate;

          (d) suffered any uninsured casualty loss or damage in excess of US$100,000 individually or in the aggregate;

          (e) amended any material term of any equity security or Material Contract of the Company;

          (f) hired any employees;

          (g) made any payments to any Affiliates except in the ordinary course of business pursuant to the Intercompany Services Agreement referred to in
     Section 10.1;

          (h) incurred any obligation to make capital expenditures in excess of US$250,000 individually or in the aggregate;

          (i) sold, leased, encumbered or otherwise disposed of, or agreed to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise disposed of any portion of its assets, other than in the ordinary course of business consistent with past practice;

          (j) amended any of its organizational documents, including its limited liability company operating agreement;

          (k) adopted any plan or agreement of merger or liquidation; or

          (1) made any change in its accounting methods, principles or practices.

     4.12 Compliance with Laws. Schedule 4.12 lists all material Permits. The Company holds all material Permits necessary for the lawful conduct of its business and is in compliance in all material respects, with all Laws and Orders applicable to its business and has filed with the proper authorities all statements and reports required by the Laws and Orders to which the Company or any of its properties or operations are subject. No claim has been made by any Governmental Authority (and, to the Company's and Seller's Knowledge, no such claim is anticipated) to the effect that the business conducted by the Company fails to comply, in any respect, with any Law.

     4.13 Transactions with Related Parties. Except as set forth in Schedule
4.13:

          (a) No Related Party of the Company other than Seller has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealings involving the Company;

          (b) No Related Party of the Company owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the business of the Company; and

          (c) The Company has not, directly or indirectly, guaranteed or assumed any indebtedness for borrowed money or otherwise for the benefit of any Related Party of the Company.

     4.14 Books and Records. The minute books and records of the Company are current as of the date hereof (and shall be current as of the Closing) with respect to all undertakings and authorizations, and contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Company's board of directors, or any committees thereof, and members of the Company. The capital ledger and related Membership Interest transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the Membership Interests. The accounting, financial reporting, and business books and records of the Company accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto. Without limiting the generality of the foregoing, the Company has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

     4.15 Information Furnished. The Company has made available to Buyer and its directors, officers, employees, counsel, representatives, financing sources, customers, creditors, accountants and auditors, true and correct copies of all agreements, documents, and other items listed on the Schedules to this Agreement and all books and records of the Company.

     4.16 Directors and Officers. Schedule 4.16 lists all of the directors and officers of the Company as of the Closing Date. The Company has no employees.

     4.17 Bank Accounts. Attached hereto as Schedule 4.17 is a list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     4.18 Owned Real Property. Other than the Oil and Gas Properties and those properties listed on Schedule 4.18, the Company does not own any real property.

     4.19 Leased Real Property. Schedule 4.19 contains a complete and correct list of all real property leases and any and all amendments thereto relating to the leased real property to which the Company is a party or is bound (the "Real Property Leases"). The Company has provided to Buyer correct and complete copies of the Real Property Leases. Except as disclosed in Schedule 4.19, (i) each of the Real Property Leases is in full force and effect, and, to the Company's and Seller's Knowledge, is enforceable against the landlord which is party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies), (ii) there are no subleases under the Real Property Leases and none of the Real Property Leases has been assigned (other than collateral assignments to Company's Senior Lender which will be released in their entirety at or prior to the Closing), (iii) no notices of default or notices of termination have been received by the Company with respect to the Real Property Leases which have not been withdrawn or canceled and (iv) the Company is not, and to the Company's and Seller's Knowledge, no other party is, in default under any Real Property Lease. To the Company's and Seller's Knowledge there has been no receipt of any written notice of a proceeding in eminent domain or other similar proceeding affecting property listed on Schedule 4.19.

     4.20 Intentionally left blank.

     4.21 Title to Oil and Gas Properties. The Company now has and will have at Closing Defensible Title to all Oil and Gas Properties included in the Ownership Interests. Each Oil and Gas Property included or reflected in the Ownership Interests entitles the Company to receive not less than the undivided interest set forth in (or derived from) the Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Property, and the portion of the costs and expenses of operation and development of such Oil and Gas Property that is borne or to be borne by the Company is not greater than the undivided interest set forth in the Ownership Interests. No fact, circumstance or condition of the title to an Oil and Gas Property shall be considered to effect a reduction in the value of the assets, unless due consideration has been given to (a) the length of time that such Oil and Gas Property has been producing Hydrocarbons and has been credited to and accounted for by the Company and its predecessors in title, if any, and (b) whether any such fact, circumstance or condition is of the type that can generally be expected to be encountered in the area involved and is usually and customarily acceptable to reasonable and prudent operators, interest owners and purchasers engaged in the business of the ownership, development and operation of oil and gas properties. All proceeds from the sale of the Company's share of the Hydrocarbons being produced from its Oil and Gas Properties are currently being paid in full to the Company by the purchasers thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other party.

     4.22 Environmental Matters. Except as set forth in Schedule 4.22 or in the case of matters which have been resolved to the extent required by Environmental Laws and for which no further remediation obligation or liability under Environmental Laws exists:

          (a) the Company has conducted and continues to conduct its business and operated its assets, and the condition of each facility and property currently owned, leased and operated by the Company is, in material compliance with all Environmental Laws;

          (b) the Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company is the subject of any investigation or inquiry by any Governmental Authority evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material where such investigation or inquiry remains unresolved as of the date hereof;

          (c) neither the Company nor, to the Company's and Seller's Knowledge, any other Person has filed any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company;

          (d) the Company does not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any of the Oil and Gas Properties, or (ii) the storage or disposal of any Hazardous Material;

          (e) the Company has not received any claim, complaint, notice, inquiry or request for information with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facility or property (including off site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by the Company;

          (f) none of the Oil and Gas Properties is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) the Company is not directly transporting and is not directly arranging for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against the Company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) there are no sites, locations or operations at which the Company is currently undertaking any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

          (i) all underground storage tanks and solid waste disposal facilities owned or operated by the Company are used and operated in material compliance with Environmental Laws.

          (j) The Company and its Subsidiaries have obtained and are in compliance with all material Permits under all Environmental Laws required for the operation of the businesses of the Company as currently conducted and, to the Knowledge of the Company and Seller, there are no pending or threatened, actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such Permits. Schedule 4.12 lists all such Permits.

     4.23 Bonding Matters. Schedule 4.23 lists all of the bonds and other security arrangements that Seller or Company maintains as to the Oil and Gas Properties or any portion thereof. No claim has been made by any Governmental Authority that the Company has failed to comply with any law or regulation governing the requirements of bonds as to the Seller's or Company's operations of the Oil and Gas Properties.

     4.24 Insurance. Schedule 4.24 lists all of the insurance policies and coverages of any sort maintained by the Company, Seller or any of their Affiliates which, any way, affect the Company's operations relating to the Oil and Gas Properties. Such insurance coverage complies with all legal and customary requirements for a business conducing operations such as those conducted by the Company on or relating to the Oil and Gas Properties. The Company has complied in all material respects with the terms and provisions of such policies. Between the Effective Date and Closing, Seller shall insure that policies substantially equivalent to those set forth on Schedule 4.24 shall remain in full force and effect.

     4.25 ERISA. The Company does not employ and has not at any time employed any individual. The Company neither maintains nor contributes to, nor has it previously maintained or contributed to, any "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not subject to ERISA, and the Company has not, nor will it have any liabilities or obligations with respect to employee benefit plans maintained or contributed to or previously maintained or contributed to by the Company or any trade or business, whether or not incorporated that together with the Company would be deemed a "single employer" within the meaning of
Section 4001(a)(15) of ERISA, and the rules and regulations promulgated thereunder.

     4.26 Condition of Assets. The Company has maintained all of the Company's tangible assets and properties owned or leased on the date hereof in good working order and operating condition, subject only to ordinary wear and tear.

     4.27 Lease Operating Expenses. The information provided to Buyer by Seller and the Company with respect to the Company's historical lease operating expenses is accurate and complete in all material respects.

     4.28 Hedging Transactions. Schedule 4.28 contains a complete and correct list of all Hedging Transactions (including each outstanding commodity or financial hedging position) entered into by or assigned to the Company or for the account of any of its customers as of the date of this Agreement ("Forest Hedges"). All material Forest Hedges were, and any material Forest Hedges entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company, and were, and will be, entered into with counterparties believed at the time and still believed to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such material Forest Hedges. The Company has, and will have, duly performed all of its obligations under the material Forest Hedges to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company and Seller, there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

     4.29 Prepayment Premium; Total Company Debt. The total of all penalties, premiums, fees, cost reimbursements or other payments (other than principal and accrued interest) payable as a result of the early termination of the Credit Agreement due to the transactions contemplated by this Agreement do not exceed US$5,000,000, and the total principal amount of Company Debt does not exceed $375,000,000. The Company is current with respect to all interest payments on Company Debt.


                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     5.1 Organization and Good Standing. Seller is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority Seller to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

     5.2 Authorization of Agreement. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein by Seller have been duly authorized by all necessary action, and no other action on the part of Seller is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability and by general principles of equity.

     5.3 Conflicts, Consents of Third Parties. Neither the execution and delivery by Seller of this Agreement nor consummation or performance by Seller of the transactions contemplated hereby to be consummated or performed by Seller will: (a) violate any Law, (b) violate its constituent documents, (c) violate any Order to which Seller is a party or by which Seller is bound or (d) require any consent, approval or authorization, except for those listed on Schedule 5.3.

     5.4 Brokers. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Buyer shall have any liability following the Closing.

     5.5 Litigation. As of the date of this Agreement there are no Legal Proceedings, or, to the Knowledge of Seller, threatened against or affecting Seller that is reasonably likely to have a Material Adverse Effect on Seller or the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Seller that is reasonably likely to have a Material Adverse Effect on Seller or the transactions contemplated by this Agreement.

     5.6 Ownership of Membership Interests. Seller is the record and beneficial owner of all of the Membership Interests, and those Membership Interests are owned by Seller free and clear of all Liens (other than those that shall be released at Closing), including, without limitation, voting trusts or stockholders agreements. Seller has full authority to transfer pursuant to this Agreement all of the Membership Interests, free and clear of all Liens (other than those that shall be released at Closing), including, without limitation, voting trusts or stockholders agreements.

     5.7 Tax Status.

          (a) Seller is a not a non-resident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax regulations).

          (b) Seller shall provide to Buyer the Certificate of Non-Foreign Status in the form set forth in Exhibit "B".

          (c) Seller is a disregarded entity for federal income tax purposes under Section 7701 of the Code, such that this transaction will be treated, for federal income tax purposes, as a sale of assets by its parent company, FOC.

     5.8 Marketable Title. The delivery by Seller to Buyer at the Closing of the Membership Interests vest Buyer at such time of delivery with good and marketable title to all of the Membership Interests, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities laws).

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller and the Company as follows:

     6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Prior to the Closing Date, Buyer shall be duly qualified to do business in and specifically to operate oil and gas properties in the State of Alaska. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby to be consummated by it.

     6.2 Authorization of Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated herein by the Buyer have been duly authorized by all necessary action by the Buyer, and no other action on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability and to general principles of equity.

     6.3 Conflicts, Consents of Third Parties. Neither the execution and delivery by Buyer of this Agreement nor consummation or performance by Buyer of the transactions contemplated hereby to be consummated or performed by Buyer will: (a) violate any Law, (b) violate the certificate of incorporation or bylaws of Buyer, (c) violate any Order to which Buyer is a party or by which Buyer is bound (d) violate any loan or credit agreement (subject to obtaining required consent under its Credit and Guaranty Agreement dated November 30, 2006 with J. Aron & Company (the "PERL Credit Agreement")), note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, or license applicable to Buyer, (iii) any joint venture or other ownership arrangement of Buyer or (e) require any consent from, authorization or approval or other action by, and no notice to or declaration, filing or registration with any Governmental Authority, except for those regulatory approvals and consents as would be required of any company similarly situated.

     6.4 No Default. Except as would not reasonably be expected to have a Material Adverse Effect on Buyer, Buyer is not in default or violation of any term, condition or provision of (a) the its constituent documents, (b) any loan or credit agreement (subject to obtaining required consent under the PERL Credit Agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Buyer is now a party or by which Buyer or any of its properties or assets is bound, or (c) any Order applicable to Buyer.

     6.5 Litigation. As of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of Buyer, threatened against or affecting Buyer that is reasonably likely to have a Material Adverse Effect on Buyer, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Buyer that is reasonably likely to have a Material Adverse Effect on Buyer.

     6.6 Investment Intent. Buyer is acquiring the Membership Interests for its own account and not with a view towards distribution thereof within the meaning of Section 2(11) of the Securities Act.

     6.7 Disclosure of Information. Buyer represents that it has had a full opportunity to ask questions of and receive answers from the Company regarding the Company and its business, assets, results of operation, and financial condition.

     6.8 Funding Commitments. Buyer has in place such financing commitments as are necessary to pay the Closing Date Amounts in full at the Closing. Buyer has provided evidence of such commitments on Schedule 6.8, which commitments are subject to the terms and conditions set forth on Schedule 6.8 (the financing contemplated by such commitments is referred to herein as the "Debt Financing").

     6.9 Brokers. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which the Seller shall have any liability following the Closing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

     7.1 Further Actions. At any time from and after the Closing, at the request of a Party and without further consideration, each other Party shall execute and deliver such further agreements, certificates, instruments and documents and perform such other actions as the requesting Party may reasonably request in order to fully consummate the transactions contemplated hereby and carry out the purposes and intent of this Agreement.

     7.2 Conduct of Business Pending Closing. Prior to the Closing Date, the Company will (except as approved in writing by Buyer or otherwise permitted under this Agreement):

          (a) carry on its business only in the ordinary course and in a manner consistent with past practice;

          (b) maintain its properties and facilities, including those held under leases, in their current good working order and condition, ordinary wear and tear excepted;

          (c) not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than in the ordinary course consistent with past practice;

          (d) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

          (e) not declare, set aside or pay any dividend or other distribution (whether in stock or property) with respect to any of its equity securities, or make any redemption, purchase or other acquisition of any of its equity securities;

          (f) not issue any Membership Interests or options, warrants or other rights to purchase Membership Interests, or any securities convertible into, or exchangeable for Membership Interests;

          (g) not borrow any money or incur or guarantee any indebtedness for borrowed money;

          (h) not enter into or amend any material contracts or agreements;

          (i) not amend its organizational documents, including without limitation its limited liability operating agreement;

          (j) not adopt any plan or agreement of merger or liquidation;

          (k) not cancel or pay any Company Debt (in any amount, but except for payments that are within the scope of Section 3.4(e) above) or waive any receivables, claims or rights in excess of US$100,000 individually or in the aggregate;

          (1) not make any payments to any Affiliates except in the ordinary course of business pursuant to the Contract Operating Agreement referred to in Section 10.1;

          (m) not make any change in its accounting methods, principles or practices

          (n) not enter into any commitments for capital expenditures in excess of US$250,000 (with the exception of emergency or lease-saving expenses, which shall be disclosed to Buyer as soon as is practicable); and

          (o) not enter into any employment, consulting or similar contract or agreement with any officer or director of the Company, or hire any employees.

     7.3 Title Defects.

          (a) Buyer must deliver to the Company in writing at least three business days prior to the Closing Date (the "Notification Deadline") a written notice specifying each alleged defect associated with the Ownership Interests in the Oil and Gas Properties that it asserts constitutes a violation of the representations set forth in Section 4.21 (a "Title Defect"), a description of each such Title Defect and Buyer's proposed Title Defect Value for such Title Defect. If such notice is not timely submitted, Buyer will be deemed to have waived any basis for an adjustment based on a violation of the representations set forth in Section 4.21, as well as waived its basis for any claim or other assertion of rights or damages based on a breach of such representations.

          (b) Buyer may request an adjustment to the Base Purchase Price at any time on or before the Notification Deadline, if the adjustment is based on a Title Defect. A notice requesting an adjustment must be made in accordance with Section 7.3(a). If Buyer gives notice under subsection (a) above, the parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

               (i) If the claim is based on the Company owning a different net revenue interest than that shown on Exhibit "A", then the adjustment will be the absolute value of the number determined by the following formula:

                            Adjustment = A x (1-[B/C]

               A = Allocated Value for the affected Ownership Interest

               B = Correct net revenue interest for the affected Ownership Interest

               C = Net revenue interest for the affected Ownership Interest as shown on Exhibit "A"

               (ii) If the claim is based on an obligation or burden that is liquidated, the adjustment will be the sum necessary to remove the obligation or burden from the affected Ownership Interest.

               (iii) If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer for the adverse economic effect on the affected Property.

          (c) If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if Buyer, Seller and the Company cannot otherwise agree on the amount of an adjustment or the parties are unable to agree upon whether a Title Defect exists, subject to the provisions of Section 7.3(d) below, the Parties shall agree to resolve the dispute under the arbitration provisions in this Agreement.

          (d) No adjustment to the Base Purchase Price for Title Defects shall be made unless and until the aggregate value of all Title Defects (herein called the "Aggregate Title Defect Value") exceeds one percent (1%) of the Base Purchase Price, and once the deductible is exceeded, only the value of all Title Defects in excess of such deductible shall be considered in applying this Section 7.3.

          (e) For purposes of this section, the costs to cure a Title Defect under Section 7.3(b) above shall not be counted towards the Aggregate Title Defect Value.

          (f) Seller may, at its sole option, notify Buyer on or before the Closing that it elects to cure some or all of the Title Defects. No price adjustment will be made for Title Defects that Seller elects to cure. If any Title Defect is not cured prior to Closing, an adjustment to the Base Purchase Price will be calculated under the criteria set forth in this section, but only if the net amount of all adjustments based on the Title Defects exceeds the Aggregate Title Defect Value.

          (g) If, prior to the Closing, any portion of the Oil and Gas Properties or related equipment is destroyed or impaired by fire or other casualty, Buyer may elect:

               (i) to treat such destruction or impairment as a Title Defect in accordance with this Section 7.3, or

               (ii) to purchase the Membership Interests notwithstanding any such destruction (without adjustment to the Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Buyer all sums paid to the Company or Seller by third-parties (including insurance proceeds relating thereto) and assign to Buyer all sums to which Seller is entitled, as the case may be, by reason of the destruction of such Oil and Gas Properties or related equipment and shall assign, transfer and set over unto the Company or Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third-parties arising out of the destruction of such Oil and Gas Properties or related equipment.

          (h) Notwithstanding anything to the contrary in this Section 7.3, the adjustments attributable to the effects of all Title Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

          (i) All Title Defects not raised within the time period provided in paragraph (b) above shall be waived by Buyer for all purposes, including but not limited to Article XII.

     7.4 Environmental Defects.

          (a) Buyer shall have the right to conduct an environmental assessment of the Oil and Gas Properties during the period beginning on the date of this Agreement and ending at the close of business on the Notification Deadline. The confidentiality obligations of the Confidentiality Agreement shall be applicable to all information acquired by Buyer in the course of its environmental assessment. During normal business hours and after providing the Company and Seller reasonable prior notice of any such activities, Buyer and its representatives shall be permitted to enter upon the Oil and Gas Properties and all buildings and improvements thereon, inspect the same, review files and generally conduct such tests, examinations, and investigations as are consistent with the American Society for Testing and Materials standard Phase I environmental audit and which have been approved by Company in writing. Seller will have the right to (i) witness such investigation and (ii) promptly receive a copy of all results, analyses and reviews.

          (b) Buyer will notify Seller on or before the Notification Deadline of
     (i) the existence of any environmental condition on the Oil and Gas Properties that Buyer reasonably believes constitutes a breach of the Company's representations and warranties set forth in Section 4.22 ("Environmental Defect"), and (ii) the estimated cost to remediate or cure such condition on each individual Oil and Gas Property, determined utilizing the most cost effective and appropriate method of cure or remediation available under the circumstances. With respect to any Environmental Defect:

               (i) Seller shall have the right, but not the obligation, to undertake such remedial action as may be required Environmental Law as currently applied to cure by such Environmental Defect by sending written notice of its binding commitment to effectuate such cure and the details and timing of such curative action, and if such commitment is reasonably satisfactory to Buyer, the Base Purchase Price would not be reduced on account of such Environmental Defect

               (ii) Buyer and Seller may also, upon their mutual agreement, set the costs to cure the Environmental Defect and the Base Purchase Price shall be reduced by such agreed costs while Buyer shall be responsible for any cure; and

               (iii) If, within fifteen (15) days following the notice of an Environmental Defect as to any Oil and Gas Property, Buyer and Seller cannot reach mutual agreement as contemplated in Section 7.4(b)(i) or
          (ii) above on either the value of an Environmental Defect or whether an Environmental Defect exists, the Parties agree to resolve the dispute under the arbitration provisions in this Agreement.

          (c) No adjustment to the Base Purchase Price for Environmental Defects shall be made unless and until the aggregate value of all Environmental Defects (herein called the "Aggregate Environmental Defect Value") exceeds one percent (1%) of the Base Purchase Price, and once the deductible is exceeded, only the value of all Environmental Defects in excess of such deductible shall be considered in applying this Section 7.4.

          (d) For purposes of this section, the costs to cure an Environmental Defect determined under Section 7.4(b)(i) and (ii) above shall not be counted towards the Aggregate Environmental Defect Value.

          (e) Notwithstanding anything to the contrary in this Section 7.4, the adjustments attributable to the effects of all Environmental Defects upon any Oil and Gas Property shall not exceed the Allocated Value of such particular Oil and Gas Property.

          (f) All Environmental Defects not raised within the time period provided in paragraph (b) above shall be waived by Buyer for all purposes, including but not limited to Article XII.

     7.5 Gas Imbalances. Within 120 days after the Closing Date, Seller and Buyer shall, based upon data available at that time, determine (a) the total amount of overproduction of gas attributable to and accounted for under the name of the Company and related to the Oil and Gas Properties (e.g., volumes of gas taken from the Leases, or on lands unitized therewith, by the Company in excess of those volumes which the Company would be entitled to receive) and (b) the total amount of underproduction of gas attributable to and accounted for under the name of the Company and related to the Oil and Gas Properties (e.g., volumes of gas not taken from the Leases, or on lands unitized therewith, despite the Company's Ownership Interest in and right to receive such volumes). If the total amount of overproduction (as so determined) exceeds the total amount of underproduction (as so determined) the Base Purchase Price shall be adjusted downward in an amount equal to US$5.72 per Mcf times such excess. If the total amount of underproduction (as so determined) exceeds the total amount of overproduction (as so determined) the Base Purchase Price shall be adjusted upward in an amount equal to US$5.72 per Mcf times such excess. The amount of any upward adjustment shall be paid by Buyer to Seller, or the amount of any downward adjustment shall be paid by Seller to Buyer, within five days after determination thereof. Notwithstanding the foregoing, only imbalances subject to legally enforceable rights of recovery will be subject to the determination hereunder.

     7.6 Access to Information. Upon reasonable notice, the Company, FOC and Seller shall afford to Buyer's officers, employees, accountants, counsel and other representatives access, from the date hereof until the Closing Date, to all of the properties, books, contracts, commitments, files and records of the Company and, to the extent that they pertain to the Oil and Gas Properties, FOC, as well as to the Company's, Seller's and FOC's officers and employees (to the extent that any of FOC's officers and employees are responsible for matters pertaining to the Company or its assets and properties) and, during such period, the Company shall furnish to Buyer (a) a copy of each material report, schedule, registration statement and other document filed or received by it during such period and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement shall apply with respect to the information furnished thereunder and hereunder, and any other activities contemplated thereby. Buyer shall indemnify, defend and hold harmless the Company and the Seller from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever asserted against or suffered by the Company or the Seller relating to, resulting from or arising out of the conduct of Buyer or its representatives in the course of any examinations or inspections made by Buyer or its representatives under this Section 7.6, except to the extent of gross negligence or wilfull misconduct on the part of Company, or any of its employees, agents or Affiliates.

     7.7 Regulatory Approvals. Each Party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, and any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Company, the Seller or Buyer or any of their respective Affiliates in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement.

     7.8 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereby agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

     7.9 Other Actions. Except as contemplated by this Agreement, neither the Company, the Seller nor Buyer shall, nor permit any of its Affiliates to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the transactions contemplated hereby set forth in Article VIII not being satisfied. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

     7.10 LIMITATION AND DISCLAIMER OF IMPLIED REPRESENTATIONS AND WARRANTI ES OF THE COMPANY AND SELLER. THE EXPRESS REPRESENTATIONS

AND WARRANTIES OF THE COMPANY AND SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. AT OR PRIOR TO CLOSING, BUYER SHALL HAVE CONDUCTED SUCH INSPECTIONS OF THE COMPANY AND ITS ASSETS AS BUYER DEEMS NECESSARY AND SHALL HAVE SATISFIED ITSELF AS TO THE CONDITION OF THE COMPANY AND ITS ASSETS; HOWEVER, NO SUCH INSPECTION SHALL BE DEEMED BE IN LIEU OR CONSTITUTE A WAIVER OF ANY EXPRESS REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE COMPANY AND SELLER MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES BY THE COMPANY, SELLER OR BY THE AGENTS OR REPRESENTATIVES OF EITHER; ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS FURNISHED BY THE COMPANY, SELLER OR BY THE AGENTS OR REPRESENTATIVES OF EITHER OR OTHERWISE MADE AVAILABLE TO BUYER OR BUYER'S REPRESENTATIVES ARE PROVIDED TO OR FOR THE BENEFIT OF BUYER AS A CONVENIENCE, AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST THE COMPANY, SELLER OR ANY AGENT OR REPRESENTATIVE OF EITHER; AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER'S SOLE RISK.

     7.11 Change of Company Name. Each of Buyer and the Company undertakes and agrees that promptly after the Closing, it will take all actions necessary to change the name of the Company to delete the use of the name "Forest", any derivative thereof and/or any logos or trademarks related thereto by sixty (60) days after Closing.

     7.12 Account Signatories. Seller shall cause the Company to change the names of the accounts and the names of the officers, employees, agents or other similar representatives of the Company, as designated by Buyer at or prior to the Closing, who thereafter shall be authorized to transact business with respect to the accounts, safe deposit boxes, lock boxes or other relationships with the banks, trust companies, securities brokers and other financial institutions set forth in Schedule 4.17.

     7.13 Cooperation with Financing. In order to assist with obtaining financing for the transactions contemplated by this Agreement, the Company shall provide and shall use their commercially reasonable best efforts to cause its representatives (including legal and accounting advisors) to provide all cooperation reasonably requested by Buyer in connection with such financing, including, but not limited to, (i) assisting Buyer and its financing sources in preparing any offering document and materials for rating agency presentations,
(ii) furnishing information for the preparation of financial statements, pro forma statements and other financial data customarily included in offerings of the type contemplated by the financing, and (iii) cooperation with prospective lenders in performing their due diligence. Buyer shall use its commercially reasonable best efforts to obtain the Debt Financing (or, if the Debt Financing is not available to

Buyer, alternative acquisition financing sufficient to fund the transactions contemplated by this Agreement) and to obtain the required consent under Buyer's Credit and Guaranty Agreement dated November 30, 2006 with J. Aron & Company (the "PERL Credit Agreement").

     7.14 Hedge Assumption. Between the date hereof and the Closing Date, Seller and FOC will use reasonable commercial efforts, at no cost to Seller or FOC, to assist Buyer in finalizing its hedging strategy following Closing, including efforts to assign and novate all of the Forest Hedges to a financial counterparty of Buyer's choosing. In the event that Buyer fails to so novate and assign all of the Forest Hedges, Buyer shall have the following option: Between the date of execution hereof and five business days prior to Closing, Buyer shall elect either:

          (a) To have the Company assign and novate, at no cost and with no further liability or obligation to Buyer or the Company, all of the Forest Hedges to FOC; or

          (b) To have the Company assign and novate, at no cost and with no further liability or obligation to Buyer or the Company, all of the Forest Hedges to FOC, whereupon FOC shall immediately enter into identical transactions (each, a "Mirror Hedge") with Buyer, each of which shall be supported by customary derivative agreements and shall provide Buyer the same economic benefits, rights and obligations that the Company would have under all of the Forest Hedges but for the novation to FOC; provided, however, that such Mirror Hedge shall have a term of no more than 60 days.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

     8.1 Buyer's Conditions. Unless otherwise waived in writing prior to the Closing, the obligation of Buyer to complete the Closing is subject to fulfillment prior to or at the Closing of each of the following conditions:

          (a) No Legal Proceeding. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

          (b) Bank Accounts. Seller shall have caused the Company to change the authorized account signatories as contemplated by Section 7.12.

          (c) Fulfillment of Obligations. Seller shall have duly perfoiined or complied with all of the obligations and covenants to be performed or to which compliance is required under the terms of this Agreement at or prior to the Closing Date.

          (d) Accuracy of Representations and Warranties. The representations and warranties of the Company and Seller set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date, as if made at and as of such time except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on the Company.

          (e) Closing Deliveries. Seller or the Company as is appropriate shall have delivered at or before Closing all of the items listed in Section 9.1.

          (f) Other Items. Buyer shall have received (i) the proceeds of the Debt Financing or alternative financing sufficient to fund the transactions contemplated by this Agreement, and (ii) the required consent under the PERL Credit Agreement.

     8.2 Seller's Conditions. Unless otherwise waived in writing prior to Closing, the obligation of Seller to complete the Closing is subject to fulfillment prior to or at Closing of each of the following conditions.

          (a) No Legal Proceedings. At the Closing, no Legal Proceeding shall be pending or threatened seeking to enjoin or prevent, nor shall an Injunction, Order or Official Action have been issued prohibiting consummation of the transactions contemplated hereby.

          (b) Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth herein shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date, as if made at and as of such time except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Buyer.

          (c) Closing Deliveries. Buyer shall have delivered at or before Closing all of the items listed in Section 9.2.

                                   ARTICLE IX

                              DELIVERIES AT CLOSING

     9.1 Deliveries by Seller to Buyer. At the Closing, Seller or the Company as is appropriate shall deliver, or shall cause to be delivered, to Buyer the following:

          (a) appropriate evidence of the Membership Interests, and such instruments or documents evidencing the sale, assignment, transfer and conveyance by the Seller to Buyer of the Membership Interests in accordance with the terms hereof;

          (b) a certificate of both the Company and the Seller, dated as of the Closing Date, setting forth those resolutions authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date;

          (c) certificate of both the Company and the Seller attesting as to the incumbency and signature of each officer of the Company and the Seller, as applicable, who shall execute this Agreement and any other agreement in connection herewith on behalf of the Company or the Seller, as the case may be, and certifying as being complete and correct the copies attached to such certificate of the Company's constituent documents, each as in effect on such date;

          (d) a certificate of existence of the Company from the Secretary of State of the State of Delaware and a certificate of the good standing of the Company from State of Delaware, and a certificate of qualification of the Company as an entity authorized to do business in Alaska, in each case dated as of a date not earlier than 10 days prior to the Closing Date;

          (e) the originals of all minute books, Membership Interests transfer records, electronic data and corporate and all other records of the Company, including but not limited to, all land, geological, engineering and geophysical work files relating to the Company's Oil and Gas Properties;

          (f) pay-off letters from Credit Suisse, JP Morgan Chase and any other providers of Company Debt in form and substance satisfactory to Buyer and its financing source, specifying, among other things, that all of the Credit Agreement and all other loan documents related thereto shall be canceled upon payment of the pay-off amounts set forth therein, together with evidence that all Liens in favor of Credit Suisse, JP Morgan and any other secured lenders have been or, upon payment of the pay-off amounts set forth therein will be, released (the "Pay-off Letters");

          (g) general releases of claims against the Company, in form and substance satisfactory to Buyer and its financing source, from Seller, FOC and their Affiliates, and all officers and directors of the Company;

          (h) the resignation of each of the present directors and officers of the Company; and

          (i) all consents or waivers referred to on Schedule 4.5.

     9.2 Deliveries by Buyer to Seller and the Company. At the Closing, in addition to making the payments described in Sections 3.2 and 3.3, Buyer shall deliver to Seller the following:

          (a) a certificate of a duly authorized representative of Buyer, dated the Closing Date, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such authorizations are in full force and effect and have not been rescinded or amended as of the Closing Date;

          (b) evidence satisfactory to Seller indicating (i) payment in full of the amounts reflected in the Pay-off Letters or (ii) a complete and general release of the Seller and FOC from all liabilities and obligations under the Company Debt; and

          (c) a certificate of a duly authorized representative of Buyer attesting as to the incumbency and signature of each person who shall execute this Agreement or any other material document related to this transaction.

                                    ARTICLE X

                              TRANSITION OPERATIONS

     10.1 Transition Operations. With respect to any portion of the Oil and Gas Properties operated by Company or its agent, after Closing and until such time as Buyer may be recognized and approved by the applicable federal or state agency as Operator of such portion of the Oil and Gas Properties, FOC shall operate such portion of the Oil and Gas Properties for the account of Buyer, under the terms of the Intercompany Services Agreement listed on Schedule 4.7 between the Company and FOC. In connection with such operations under the Intercompany Services Agreement, the Company shall pay FOC consistent with the provisions of thereof, plus an additional fee equal to US$200,000 per month, provided that such additional fees shall begin to accrue from the first day of the first month beginning at least 90 days after Closing. Upon Buyer being recognized as operator as to all of the Oil and Gas Properties, Buyer shall deliver to FOC written notice of its intention to assume operations, designating the date of its intended assumption. On such date, the Intercompany Services Agreement shall immediately terminate and be of no further force and effect, with no further liability thereunder on the part of either Buyer or the Company, except for reimbursements and a pro rata portion of the operating fee for the period through the date of termination and any indemnity protections that survive termination per the terms of the Intercompany Services Agreement.

                                   ARTICLE XI

                                   TERMINATION

     11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

          (a) by mutual written consent of the Company, Seller and Buyer;

          (b) by any of the Company, Seller or Buyer if any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such Injunction or other action shall have become final and nonappealable;

          (c) (i) by Seller in the event of a material breach by the Buyer of one or more provisions of this Agreement, in particular the representations and warranties in Article VI above and (ii) by Buyer in the event of a material breach by either the Seller or the Company of one or more provisions of this Agreement, in particular the representations and warranties in Articles IV and V above;

          (d) by Seller or Buyer if the total amount of uncured and unwaived Title Defects and/or Environmental Defects exceeds 10% of the Base Purchase Price;

     11.2 Effect of Termination.

          (a) In the event of termination of this Agreement by Seller pursuant to Section 11.1(c)(i) above or if all other Closing conditions have been satisfied (other than those that can only be satisfied at Closing), except that the condition in Section 8.1(f) has not been satisfied, Seller shall be entitled to retain the Deposit, together with any interest earned thereon. This shall be in the nature of liquidated damages for Buyer's breach, and not a penalty. If the Closing does not occur by July 31, 2007 or is terminated as a result of a breach by Buyer as contemplated by
     Section 11.1(c)(i) above or if the failure to close is the result of the condition in Section 8.1(f) not being satisfied as contemplated above, the Seller's retention of the Deposit is Seller's sole remedy against the Buyer. However, if this Agreement does not close on the date specified above or is terminated due the negligence, fault or willful failure of the Seller or for the reasons described in Section 11.1(a), (b), (c)(ii), or
     (d), the Deposit, together with any interest earned thereon shall be delivered to Buyer.

          (b) In the event of termination of this Agreement by any party hereto as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto except (i) under the Confidentiality Agreement, (ii) with respect to this
     Section 11.2, the second and third sentences of Section 7.6, and Section 14.10, and (iii) to the extent that such termination results from the willful breach by a Party hereto of any of its representations and warranties or of any of its covenants or agreements contained in this Agreement.

                                   ARTICLE XII

                                 INDEMNIFICATION

     12.1 Seller and FOC Indemnification. Subject to the limitations set forth in Section 12.4 hereof, the Seller and FOC hereby jointly and severally agree to indemnify and hold Buyer and each of its Affiliates, and the officers, directors, employees and agents thereof, harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, guarantees, damages, losses, deficiencies, costs, penalties, interest and expenses, including without limitation, cost of investigation and defense, and reasonable attorneys' fees and expenses, net of any collected insurance proceeds (collectively, "Losses"), arising out of, based upon, attributable to or resulting from any, breach of a representation, warranty, agreement or covenant of the Company or Seller contained in or made pursuant to this Agreement (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein).

     12.2 Buyer Indemnification. Buyer hereby agrees to indemnify and hold Seller, the Company, each of their respective Affiliates and each of their respective officers, directors, employees and agents harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from any breach of any representation, warranty, agreement or covenant on the part of Buyer contained in or made pursuant to this Agreement (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein).

     12.3 Indemnification Procedures.

          (a) If any third party asserts any claim against a Party to this Agreement which, if successful, would entitle the Party to indemnification under this Article XII (the "Indemnified Party"), it shall give notice of such claim to the Party from whom it intends to seek indemnification (the "Indemnifying Party") and the Indemnifying Party shall have the right to assume the defense and, subject to Section 12.3(b), settlement of such claim at its expense by representatives of its own choosing acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld). The failure of the Indemnified Party to notify the Indemnifying Party of such claim shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have with respect to such claim, except to the extent that the defense is materially prejudiced by such failure. The Indemnified Party shall have the right to participate in the defense of such claim at its expense (which expense shall not be deemed to be a Loss), in which case the Indemnifying Party shall cooperate in providing information to and consulting with the Indemnified Party about the claim. If the Indemnifying Party fails or does not assume the defense of any such claim within 20 days after written notice of such claim has been given by the Indemnified Party to the Indemnifying Party, the Indemnified Party may defend against or, subject to Section 12.3(b), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnifying Party.

          (b) If the Indemnifying Party does not assume the defense of a claim involving the asserted liability of the Indemnified Party under this
     Article XII, no settlement of such claim shall be made by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party assumes the defense of such a claim, (i) no settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claim that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that have been paid in full by the Indemnifying Party and
     (C) the settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim, and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

     12.4 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

          (a) Seller shall not have any obligation to provide indemnification for Losses arising out of breaches of representations and warranties, unless the amount of all such Losses pursuant to Section 12.1 exceeds US$250,000 (the "Basket Amount"). The maximum aggregate amount for which Seller may be liable under this Article XII for breaches of representations and warranties shall be limited to twenty-five percent (25%) of the Base Purchase Price. This paragraph (a) shall not apply to Losses suffered by a Buyer Indemnified Party pursuant to Sections 4.3, 4.4 (but at only as to the last sentence thereof), 4.8, 4.9, 4.10, 4.11, 4.13, 4.25, 5.4, 5.6, 5.7 and 5.8.

          (b) Buyer shall not have any obligation to provide indemnification for Losses pursuant to Section 12.2 arising out of or related to breaches of representations and warranties unless the aggregate amount of all such Losses pursuant to such Section exceeds the Basket Amount in which case Buyer shall be only liable to Seller for the amount of such Losses that exceed the Basket Amount. The maximum aggregate amount for which Buyer may be liable under this Article XII shall be limited to twenty-five percent (25%) of the Base Purchase Price.

          (c) Except for the representations and warranties of (i) the Company in Sections 4.21 and 4.22, the exclusive remedies for which are provided in Sections 7.3 and 7.4, respectively, (ii) Seller contained in Section 5.6, which shall survive indefinitely, and Section 4.25, which shall survive until the expiration of the applicable statute of limitations, the respective representations of the Company, Seller and Buyer contained in this Agreement shall survive the Closing for a period of one year, and thereafter none of the Company, Seller or Buyer shall have any liability whatsoever (whether pursuant to this Agreement or otherwise) with respect to such representation or warranty. This Section 12.4(c) shall have no effect upon any other obligations of the parties hereto under this Agreement, whether to be performed before, at or after the Closing, which shall survive until fulfilled or the expiration in accordance with their terms.

          (d) Any payments made to Seller, the Company or the Buyer pursuant to this Article XII shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Buyer and Seller on their Tax Returns.

          (e) An Indemnifying Party shall not be liable under this Article XII for Losses resulting from any event relating to a breach of a representation or warranty if the Indemnifying Party can establish that the Indemnified Party had actual knowledge on or before the Closing Date of such event.

          (f) Notwithstanding anything else contained in this Article XII, Seller hereby agrees to indemnify and hold Buyer and each of its Affiliates (including the Company), and the officers, directors, employees and agents thereof, harmless from and against any and all Losses arising from any litigation (i) which arises out of actions, conduct or events which occur prior to the Effective Date or (ii) that was not disclosed to Buyer and which arises out of actions, conduct or events that occurred between the Effective Date and the Closing Date. This indemnity shall be subject to the procedures of Section 12.3, and shall survive indefinitely.


                                  ARTICLE XIII

                                      TAXES

     13.1 Sales and Use Taxes; Property Taxes. The Purchase Price, as adjusted herein, is exclusive of any sales taxes and other transfer taxes in connection with the sale of the Membership Interests. Buyer shall bear the cost of all applicable sales taxes, real property transfer taxes, and filing and recording fees payable as a result of the transfer of the Membership Interests. If at any time after the Closing, Seller or any Affiliate shall become liable for taxes or fees for which Buyer is responsible under this paragraph, Buyer shall promptly reimburse Seller or such Affiliate for such taxes and fees, including any penalties and interest thereon. Buyer shall defend, indemnify and hold Seller harmless with respect to the payment of any such taxes and fees, including any interest or penalties assessed thereon.

     13.2 Tax Proceedings. In the event Seller receives notice of any payments due, claim, adjustment or other proceeding relating to Real or Personal Property Taxes for the year in which the Effective Date occurs, Seller shall notify Buyer in writing within 30 days of receiving notice thereof. As to any such taxes Buyer shall, at Buyer's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Seller against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. If, on execution of this Agreement, Seller or the Company is actively disputing any Real or Personal Property Tax assessments involving the Oil and Gas Properties for the year in which the Effective Date occurs, Seller shall fully inform Buyer of the basis for, and status of, the dispute and shall permit Buyer to direct and/or participate in the dispute to the full extent permitted by law.

     13.3 Real and Personal Property Taxes. All ad valorem taxes, real property taxes and personal property taxes ("Real and Personal Property Taxes") for the year in which the Effective Date occurs shall be apportioned as of the Effective Date between Seller and Buyer. Seller shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Date, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Date. At least 5 days prior to Closing, Seller will provide Buyer with the amount of Real and Personal Property Taxes paid by Seller with respect to the year which includes the Effective Date and the amount of such Taxes allocable to Buyer, which amount shall be deducted from the Purchase Price at Closing.

     13.4 Property Tax Reporting. Company has, or will have, filed any such renditions, reports, or returns required to be filed with respect to Real and Personal Property Taxes before Closing. Buyer shall file all reports and returns required to be filed or submitted after Closing that are incident to Real and Personal Property Taxes assessed for the year in which the Effective Date occurs but that are not submitted by Seller prior to the Closing Date. Buyer shall pay any assessed Real and Personal Property Taxes assessed after Closing and shall invoice Seller for its allocable share of such taxes, if any, pursuant to
Section 13.3 above, which invoice shall be paid promptly by Seller.

     13.5 Production Taxes. All Production Taxes (including deductions, credits or refunds pertaining thereto) attributable to the ownership or operation of, or production and revenue from, the Oil and Gas Properties prior to the Effective Date are Seller's responsibility, and shall be allocated to and paid by Seller. All Production Taxes (including deductions, credits or refunds pertaining thereto) attributable to the ownership or operation of, or production and revenue from, the Oil and Gas Properties on and after the Effective Date are the responsibility of Buyer, and shall be allocated to and paid by Buyer. Production Taxes will be allocated by the Parties so that the Party which is entitled to the revenue from production shall bear the burden of the Production Tax in respect thereto. Notwithstanding the foregoing, any excess Production Tax credits available to the Company or Seller, but unused as of Closing shall accrue to the Company or Buyer to the extent permitted by applicable law.

     13.6 Income Taxes. Seller shall be responsible for Income Taxes imposed on Seller to the extent they relate to any period, whether before, on, or after the Effective Date, and all items of deduction, credit, loss or gain or refund pertaining to Income Taxes imposed on Seller shall remain and belong to Seller, no matter when received, assessed or paid. Buyer shall be responsible for Income Taxes imposed on Buyer to the extent they relate to any period, whether before, on, or after the Effective Date, and all items of deduction, credit, loss or gain or refund pertaining to Income Taxes imposed on Buyer shall remain and belong to Buyer, no matter when received, assessed or paid.

     13.7 Purchase Price Allocation. The allocation of the Purchase Price in accordance with Exhibit A-2 is intended to comply with the allocation method required by Section 1060 of the Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and the Treasury Regulations thereunder, including without limitation the filing by Buyer and Seller of IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that neither will take, nor will they permit any Affiliate to take, a position for income tax purposes that is inconsistent with the allocation of the Purchase Price.

                                   ARTICLE XIV

                                     GENERAL

     14.1 Governing Law; Choice of Forum. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof Any dispute arising hereunder shall be brought, if at all, in the state or federal courts located in Delaware. Each party agrees not to assert any argument of inconvenient forum in response to the filing of an action in any such court..

     14.2 Amendments. This Agreement may only be amended by an instrument in writing executed by Company, Buyer and Seller.

     14.3 Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

     14.4 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Buyer, to:
               111 W. Ocean Boulevard
               Suite 1240
               Long Beach, CA 9080
               Attn: President
               Tel.: 562.628.1531
               Fax: 562.628.1536

          (b)  If to Seller and/or the Company, to:
               707 Seventeenth Street
               Suite 3600
               Denver, CO 80202
               Attn: General Counsel
               Tel.: 303.812.1701
               Fax: 303.812.1445

     14.5 Successors and Assigns, Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties, which consent shall not be unreasonably withheld, except that Buyer may make an assignment of its rights hereunder to its financing source for collateral security purposes. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

     14.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

     14.7 Entire Agreement. This Agreement (including the Confidentiality Agreement, the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     14.8 Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. Any disclosure on one Schedule shall be deemed to be disclosed on all Schedules and under the Agreement. Inclusion of any item in the Schedules (a) shall be deemed to be disclosure of such item on all Schedules and under the Agreement, (b) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality, (c) does not represent a determination that such item did not arise in the ordinary course of business, (d) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties and (e) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company and its business and operations. The descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously delivered or made available.

     14.9 Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto, and (ii) the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages upon posting of a suitable bond, and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

     14.10 Expenses. The Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses (including, without limitation, fees and disbursements of counsel, accountants and other experts) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     14.11 Release of Information; Confidentiality. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with and written consent of each other party, except for any legally required communication by any party and then only with prior consultation and at least 12 hours notice together with copies of all drafts of the proposed text, prior to the time the communication is made public.

     14.12 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a section or article of this Agreement or an Exhibit or Schedule attached to this Agreement. The words "hereof', "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

     14.13 Counterparts. This Agreement may be executed (including by facsimile transmission) in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.


                    [SIGNATURES CONTAINED ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                     BUYER:


                                     PACIFIC ENERGY RESOURCES LTD.


                                     By: /s/ Darren Katz
                                        ----------------------------------
                                        Name: Darren Katz
                                        Title: President


COMPANY:

FOREST ALASKA OPERATING LLC

By: /s/ Glen J. Mizenko
   -----------------------------------
   Name: Glen J. Mizenko
   Title: Vice President, Business Development


SELLER:

FOREST ALASKA HOLDING LLC

By: /s/ Cyrus D. Marter IV
   -----------------------------------
   Name: Cyrus D. Marter IV
   Title: Vice President & Secretary


FOC (for purposes of Sections 7.6, 7.14, 10.1 and Article XII only):

FOREST OIL CORPORATION

By: /s/ David H. Keyte
    ---------------------------------
    Name: David H. Keyte
    Title: Executive Vice President
           & Chief Financial Officer